Exhibit 5.1

December 18, 2017

To:
Foamix Pharmaceuticals Ltd.
2 Holzman Street, Weizmann Science Park
Rehovot, 7670402
Israel

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel for Foamix Pharmaceuticals Ltd., an Israeli company (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), covering up to 2,000,000 ordinary shares of the Company, par value 0.16 NIS per share (“Ordinary Shares”), issuable upon exercise of outstanding options and restricted share units (“RSUs”) under the Company’s 2015 Israeli Share Incentive Plan (the “2015 ISIP”). The additional Ordinary Shares issuable under the 2015 ISIP and covered by the aforementioned Registration Statement shall be referred to as the “Shares”.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the resolution of the board of directors of the Company dated December 6, 2017 related to the increase of the number of shares reserved for issuance under the 2015 ISIP, the Registration Statement, the Company’s amended Articles of Association (the “Articles”) and such other agreements, certificates, resolutions, minutes and restates and other statements of corporate officers and other representatives of the Company and other documents as we have deemed necessary or appropriate as a basis for this opinion.

In rendering our opinion, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been complete and accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors which have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws, including, without limitation. In addition, we have assumed that the Company will receive the full consideration for the Shares (which may consist, in part or in full, of services performed for the Company).

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, subject to the requisite corporate approvals will be, when issued and paid for in accordance with the terms of the 2015 ISIP and the related awards and agreements, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,
/s/ Ory Nacht, Adv.
Herzog Fox & Neeman